Exhibit 5.1

LAW OFFICES OF

FISHER THURBER LLP

A Limited Liability Partnership Including Professional Corporations

Of Counsel	4225 Executive Square
F. Marshall Thurber	Suite 1600	Telephone (858) 535-9400
F. Kevin Loughran	La Jolla, California 92037-1483	Fax (858) 535-1616

March 28, 2007

Board of Directors

Cardium Therapeutics, Inc.

3611 Valley Centre Drive, Suite 525

San Diego, CA 92130

Re:	Registration Statement on Form S-3
Cardium Therapeutics, Inc
Our File No. 1417.04

Gentlemen:

We have acted as special counsel for Cardium Therapeutics, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”), pursuant to which certain stockholders may sell up to 8,636,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and up to 3,540,760 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of warrants (the “Warrants”).

In connection with this opinion, we have examined and relied upon the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-Laws and such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents and all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable, and the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Board of Directors

Cardium Therapeutics, Inc.

March 28, 2007

We hereby consent to the references to this firm in the Legal Matters section of the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

Fisher Thurber LLP

By:	/s/ David A Fisher
David A. Fisher

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